UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2018

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

11055 Flintkote Avenue

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 8, 2018, Trovagene, Inc. (the “Company”) filed a Certificate of Designation of Preferences, Rights and Limitations (the “Series B COD”) of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) with the Secretary of State of the State of Delaware pursuant to which the Company designated 8,860 shares of preferred stock as Series B Preferred Stock in connection with the public offering of its securities. Each share of Series B Preferred Stock has a stated value of $1,000 per share and is convertible into shares of the Company’s common stock at a price of $1.00 per share. Holders of Series B Preferred Stock are prohibited from converting such shares into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 4.99% (or upon the election by a holder prior to the issuance of any shares of Series B Preferred Stock, 9.99%) of the total number of shares of the Company’s common stock then issued and outstanding (the “Beneficial Ownership Limitation”). Upon the liquidation, dissolution or winding-up of the Company, holders of Series B Preferred Stock will be entitled to receive the same amount that a holder of the Company’s common stock would receive if the Series B Preferred Stock were fully converted into shares of the Company’s common stock disregarding the Beneficial Ownership Limitation. Holders of shares of Series B Preferred Stock will be able to vote such shares on an as-converted basis; provided, however, in no event will a holder be entitled to vote a number of shares in excess of the Beneficial Ownership Limitation. In addition, the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock will be required to, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) amend the Company’s Amended and Restated Certificate of Incorporation, as amended, or other charter documents in any manner that materially adversely affects any rights of the holders of Series B Preferred Stock, (c) increase the number of authorized shares of Series B Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. Holders of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s Board of Directors. The holders of the Series B Preferred Stock will participate, on an as converted basis with respect to any dividends payable to the holders of the Company’s common stock.

The foregoing description of the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the full text of the Series B COD, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On June 12, 2018, the Company issued a press release announcing the closing of a public offering of $18,000,000 which consisted of 9,140,000 Class A Units and 8,860 Class B Units. The Company has granted the underwriters a 45-day option to purchase an additional 2,700,000 shares of common stock and/or warrants to purchase an additional 2,700,000 shares of common stock. In connection with the closing of this offering, the underwriters have partially exercised their over-allotment option and purchased an additional 2,700,00 warrants. The underwriters have retained the right to exercise the balance of their over-allotment option within the 45-day time period. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In addition, a copy of the warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

4.1	Form of Warrant

99.1	Press Release of Trovagene, Inc. dated June 12, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2018

TROVAGENE, INC.

By:	/s/ William J. Welch
William J. Welch
President and Chief Executive Officer